Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 2002 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Sara Lee Corporation, which is incorporated by reference in Sara Lee Corporation’s Annual Report on Form 10-K for the year ended June 29, 2002. We also consent to the incorporation by reference of our report dated July 31, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Chicago, Illinois

August 5, 2003